LIST OF SUBSIDIARIES


         Savoir Technology Group, Inc., a Delaware corporation.

         Star Management Services, Inc., a Delaware corporation.

         Sirius Investments, Inc., a Nevada corporation.

         Business Partner Solutions, Inc., a Texas corporation.